Exhibit 4.3

EXECUTION COPY
EIGHTH SUPPLEMENTAL INDENTURE
     This Eighth Supplemental Indenture (this “Supplemental Indenture”), dated as of November 19, 2010, among Cricket Communications, Inc. (or its permitted successor), a Delaware corporation (the “Company”), Leap Wireless International, Inc., a Delaware corporation (the “Parent”), Cricket License Company, LLC, a Delaware limited liability company (together with the Parent, the “Guarantors”) and Wells Fargo Bank, National Association (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     WHEREAS, the Company, the Parent and the other guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the “Indenture”), dated as of October 23, 2006, providing for the issuance of 9.375% Senior Notes due 2014 (the “Notes”);
     WHEREAS, under Section 9.02 of the Indenture, the Company, the Parent and the other guarantors party thereto and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class pursuant to the terms set forth therein;
     WHEREAS, the Company desires by this Supplemental Indenture to amend certain provisions of the Indenture;
     WHEREAS, in connection with the tender offer and consent solicitation of the Company commencing on November 4, 2010, with respect to the Notes (the “Tender Offer”), consents to the amendments set forth in Article I herein have been received from the Holders of more than a majority in principal amount of the outstanding Notes;
     WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;
     WHEREAS, the Company has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with Section 9.02(a) of the Indenture;
     WHEREAS, the amendments set forth herein do not trigger subsections (i) through (xi) of Section 9.02(e) of the Indenture;
     WHEREAS, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture; and
     WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
AMENDMENTS
     Section 1.01. Section 1.01 (Definitions) of the Indenture is hereby amended as follows:
     (a) Any defined terms appearing in Article I of the Indenture that are used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Article I of this Supplemental Indenture shall be deleted in their entireties from Section 1.01 of the Indenture.
     (b) The definition of “Unrestricted Subsidiary” is deleted in its entirety and replaced with the following:
          ““Unrestricted Subsidiary” means any Subsidiary of the Parent (other than the Company or a Subsidiary Guarantor) that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of such Subsidiary.”
     Section 1.02. The heading and text of each of Section 3.08 (Repurchase Offers), Section 4.03 (Reports), Section 4.04 (Compliance Certificate), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), Section 4.09 (Incurrence of Indebtedness), Section 4.10 (Asset Sales), Section 4.11 (Transactions with Affiliates), Section 4.12 (Liens), Section 4.13 (Business Activities), Section 4.14 (Offer to Repurchase upon a Change of Control), Section 4.16 (Designation of Restricted and Unrestricted Subsidiaries), Section 4.17 (Payments for Consent), Section 4.18 (Guarantees), clause (iii) of Section 5.01(a) (Merger, Consolidation or Sale of Assets), clauses (iii)-(vii) of Section 6.01(a) (Events of Default), clause (vi) of Section 8.04(a) (Conditions to Legal and Covenant Defeasance) and Section 10.03(e) (Execution and Delivery of Note Guarantee) of the Indenture are deleted in their entirety and are each replaced with the following:
          “{Reserved}”.
     Section 1.03. Clause (viii) of Section 6.01(a) is hereby deleted in its entirety and replaced with the following:
“(viii) the Parent, the Company or any Subsidiary Guarantor, pursuant to or within the meaning of Bankruptcy Law:
          (A) commences a voluntary case,
          (B) consents to the entry of an order for relief against it in an involuntary case,

          (C) makes a general assignment for the benefit of its creditors, or
          (D) generally is not paying its debts as they become due; and”
     Section 1.04. Clause (ix) of Section 6.01(a) is hereby deleted in its entirety and replaced with the following:
     “(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Parent, the Company or any Subsidiary Guarantor, in an involuntary case,
     (B) appoints a custodian of the Parent, the Company or any Subsidiary Guarantor or for all or substantially all of the property of the Parent, the Company or any Subsidiary Guarantor, or
     (C) orders the liquidation of the Parent, the Company or any Subsidiary Guarantor;
     and the order or decree remains unstayed and in effect for 60 consecutive days.”
     Section 1.05. Any Notes issued under any provision of the Indenture subsequent to the date of this Supplemental Indenture shall bear a notation, in form acceptable to the Trustee, referring to this Supplemental Indenture, and shall vary from the form attached to the Indenture as Exhibit A as follows:
     (a) The text of Section 6 of the form of Note attached as Exhibit A to the Indenture shall be deleted in its entirety and replaced with the following:
          “{Reserved}”.
ARTICLE II
MISCELLANEOUS
     Section 2.01. Operation of Amendments. The provisions of Article I of this Supplemental Indenture shall not become operative until the date and time (such date and time, the “Operational Time”) at which the Company pays the applicable consideration for the Notes accepted by the Company for purchase on the Early Acceptance Date, as defined in the Offer to Purchase and Consent Solicitation Statement dated November 4, 2010 with respect to the Tender Offer. In the event the Company notifies (in writing) the Depositary that it has withdrawn or terminated the Tender Offer prior to the Operational Time, this Supplemental Indenture shall be terminated and be of no force or effect and the Indenture shall not be modified hereby. The Company shall promptly notify the Trustee in writing of the occurrence of the Operational Time.
     Section 2.02. Effect of Supplemental Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.
     Section 2.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
     Section 2.04. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
     Section 2.04. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 2.06. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors and not by the Trustee.
     Section 2.07. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 2.08. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.09. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

CRICKET COMMUNICATIONS, INC.
By:	/s/ Walter Z. Berger
	Name:	Walter Z. Berger
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS: LEAP WIRELESS INTERNATIONAL, INC. CRICKET LICENSE COMPANY, LLC
By:	/s/ Walter Z. Berger
	Name:	Walter Z. Berger
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee
By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President